     Important Notice Regarding the Availability of the Information Statement for the Shareholder Meeting To Be Held on June 11, 2009.

     Dear Shareholder:

     1. Under new Securities and Exchange Commission rules, you are receiving this notice that the Information Statement for our 2009 Annual Meeting of Shareholders is available on the Internet.

     This communication presents only an overview of the more complete Information Statement that is available to you on the Internet. We encourage you to access and review all of the important information contained in the Information Statement before voting at the 2009 Annual Meeting.

     2. The Information Statement is available at: https://www.eproxyaccess.com/graybar. You may access the Information Statement online by clicking on the link entitled “Information Statement.”

     3. If you want to receive a paper or e-mail copy of this document, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 31, 2009 to facilitate timely delivery.

     The 2009 Annual Meeting of Shareholders of Graybar Electric Company, Inc. (the “Company”) will be held at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105 at 9:30 a.m., on June 11, 2009. Only shareholders who owned stock at the close of business on the record date, April 23, 2009 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.

     Proposals to be voted on at the 2009 Annual Meeting of Shareholders are listed below, along with the Board of Directors’ recommendations.

     The Board of Directors recommends that you vote FOR each of the following proposals:

     1. Increase in the number of members of the Board of Directors to fourteen.

     2. Election of fourteen members to the Board of Directors:

R. A. Cole	D. B. D’Alessandro	D. E. DeSousa
M. W. Geekie	L. R. Giglio	T. S. Gurganous
F. H. Hughes	R. C. Lyons	K. M. Mazzarella
R. L. Nowak	R. D. Offenbacher	B. L. Propst
R. A. Reynolds, Jr.	K. B. Sparks

     This Notice also constitutes notice of the 2009 Annual Meeting of Shareholders of the Company.

     If you prefer a paper copy of the Information Statement, you may request one by sending an e-mail to graybarstock@graybar.com, calling 1-866-694-2347, or by making a request online at http://www.graybar.com/infostatement.html. You will have the opportunity to make a request to receive paper copies for all future meetings or only for the 2009 Annual Meeting of Shareholders.

     Common Shareholders of record as of the Record Date are encouraged and cordially invited to attend the 2009 Annual Meeting of Shareholders. For information on how to obtain directions to be able to attend the meeting and vote in person, please see page 18 of the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.